JPMorgan Chase & Co.
270 Park Avenue, NY 10017-2014
NYSE symbol: JPM
www.jpmorganchase.com

JPMorganChase

News release: IMMEDIATE RELEASE

JPMorganChase Names Doug Petno and Troy Rohrbaugh Co-Presidents of the Company

Petno named CEO of the Commercial & Investment Bank
Rohrbaugh named CEO of Consumer and Community Banking

New York, June 25, 2026 – JPMorgan Chase & Co. (NYSE: JPM) ("JPMorganChase" or the "Firm") announced today that Doug Petno and Troy Rohrbaugh, Co-CEOs of the Commercial & Investment Bank ("CIB"), have been named Co-Presidents of the company, effective immediately. In addition to their new roles, Petno will become sole CEO of the CIB, and Rohrbaugh will become CEO of Consumer and Community Banking ("CCB").

The promotions of Petno and Rohrbaugh to Co-Presidents and sole CEOs of the company's two largest businesses are part of the Board's ongoing succession planning process to ensure continued exceptional leadership at the highest levels of the company.

Marianne Lake, currently CEO of CCB, has decided to retire from the company after more than 25 years of outstanding service. Lake will work with Rohrbaugh and other senior executives over the coming weeks to help ensure a smooth transition.

"The changes announced today mark an important step in our Board's thoughtful process around succession planning and development of our top leaders," said Jamie Dimon, Chairman and CEO. "We are fortunate to have in place an exceptional group of senior leaders, not only at our Operating Committee level but across our organization, and I've never been more excited about the future of JPMorgan Chase."

"The decision to elevate Doug and Troy to Co-Presidents and heads of the company's two largest businesses reflects the Board's confidence in their extraordinary leadership capabilities, business performance, relationships, experience and commitment to always doing the right thing," Dimon said.

Dimon added: "Marianne Lake has served our company with distinction for more than 25 years as head of CCB, Chief Financial Officer, a member of the Operating Committee and other key roles. She has been an outstanding partner and friend and has dedicated her career to championing our people and customers, building world-class businesses and delivering results, always with unquestioned integrity. We will miss her and wish her all the best in the future."

Other leadership roles, including Mary Erdoes, CEO of Asset & Wealth Management, and Jennifer Piepszak, Chief Operating Officer, remain unchanged. The two new Co-Presidents, as well as Erdoes and Piepszak, will continue to report to Dimon.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America ("U.S."), with operations worldwide. JPMorganChase had $4.9 trillion in assets and $364 billion in stockholders' equity as of March 31, 2026. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world's most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact: Mikael Grubb
212-270-2479

Media Contact: Joseph Evangelisti
212-270-7438